Exhibit 5.1

[Letterhead of Russin & Vecchi]

            , 2004

AU Optronics Corp.

No. 1, Li-Hsin Road 2,

Science-Based Industrial Park,

Hsin-Chu, Taiwan,

Republic of China

Ladies and Gentlemen:

We act as special Republic of China (“ROC”) counsel for AU Optronics Corp. (the “Company”), a company limited by shares organized under the laws of the ROC, in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of American depositary shares (the “ADSs”), each ADS representing ten (10) common shares, par value NT$10.00 per share (the “Common Shares”), of the Company. The Common Shares to be issued by the Company are being registered pursuant to a Registration Statement on Form F-3 under the Act (the “Registration Statement”). The Common Shares to be issued by the Company will initially be represented by one or more certificates of payment issued by the Company that represent the right to receive the Common Shares. Accordingly, all references herein to Common Shares shall be deemed to include Common Shares represented by the certificates of payment.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company, as we have deemed necessary as a basis for the opinions hereinafter expressed, including (i) an extract from the ROC Ministry of Economic Affairs Internet accessible data base, dated             , 2004, showing the Company as being in existence and (ii) a copy of the Articles of Incorporation of the Company as last amended on April 29, 2004 and the resolutions of its Board of Directors of April 30, 2004 adopted in relation to issuance of the ADSs. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy, conformity and completeness of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to matters of fact material to this opinion, we have made due inquiries with relied on the statements of officers and other representatives of the Company, public officials or others.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a company limited by shares under the laws of the ROC.

2.	The Common Shares underlying the ADSs have been duly authorized and, subject to obtaining the approval from the ROC Securities and Futures Commission in connection therewith and upon payment therefor and issuance thereof, will be legally issued, fully-paid and non-assessable.

3.	Subject to the conditions and qualifications described in the Registration Statement, we hereby confirm that our opinion with respect to the material tax consequences of owning ADSs applicable to non-ROC holders is as set forth in the section of the Registration Statement entitled “Taxation—ROC Tax Considerations”.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement and to the reference to our name under the heading “Taxation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Sincerely yours,

RUSSIN & VECCHI

By:
T.Y. Lee